UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2007

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Election of Director.

(d) On March 26, 2007, the Board of Directors of Jarden Corporation (the “Company”) elected Michael S. Gross as a director of the Company to fill the Class I vacancy on the Board of Directors of the Company with a term expiring at the Company’s 2009 annual meeting of stockholders. Mr. Gross has not been appointed to any committees of the Company’s Board of Directors at this time.

Since March 2007, Mr. Gross has served as the chairman, chief executive officer and managing member of Solar Capital, LLC, a newly organized, externally managed finance company focusing on debt and equity investments in leveraged companies, including middle-market companies. Mr. Gross has been the chairman, chief executive officer and secretary of Marathon Acquisition Corp. since April 2006. Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC and a senior partner in its parent company, Magnetar Capital Partners LP. Between February 2004 and February 2006, Mr. Gross was the president and chief executive officer of Apollo Investment Corporation and the managing partner of its investment advisor, Apollo Investment Management, L.P. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management, L.P. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund. Mr. Gross currently serves on the boards of directors of Saks, Inc. and United Rentals, Inc.

There are no arrangements or understandings between Mr. Gross and any other persons pursuant to which he was appointed as a director of the Company. There has been no transaction, or proposed transaction, since January 1, 2006 to which Mr. Gross or any member of his immediate family had or is to have a direct or indirect material interest or any other related transaction with the Company within the meaning of 404(a) of Regulation S-K. There are no family relationships between Mr. Gross and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this Current Report on Form 8-K:

99.1	Press Release of Jarden Corporation, dated March 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2007

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit 99.1	Press Release of Jarden Corporation dated March 29, 2007.